UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 19, 2010

DRUGSTORE.COM, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26137	04-3416255
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

411 108th Ave. NE, Suite 1400, Bellevue, Washington 98004

(Address of Principal Executive Offices, Including Zip Code)

(425) 372-3200

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets

On February 19, 2010, drugstore.com, inc., a Delaware corporation completed its previously announced acquisition of Salu, Inc., a Delaware corporation. The acquisition was made pursuant to an Agreement and Plan of Merger, dated as of December 27, 2009, by and among drugstore.com, Silk Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of drugstore.com, Salu, certain of the principal stockholders of Salu, and a representative of all stockholders’ of Salu.

Under the terms of the merger agreement, Silk Acquisition Corporation merged with and into Salu, with Salu surviving as a subsidiary of drugstore.com. At the effective time of the Merger, drugstore.com acquired all of the outstanding capital stock of Salu.

At the effective time of the merger, the stockholders of Salu received an initial payment of approximately $36 million, consisting of approximately $18 million of cash (less certain of Salu’s transaction expenses paid out of the merger consideration at or prior to the effective time of the merger) and approximately 5.4 million shares of drugstore.com common stock. Of this initial consideration, drugstore.com deposited approximately $2.7 million in cash and 816,450 shares of drugstore.com common stock into escrow to secure post-closing indemnification obligations of the stockholders. Additionally, certain employees of Salu entered into performance incentive agreements pursuant to which they are eligible to receive payments payable in cash over a two-year period commencing in fiscal year 2010 with an aggregate value of $2.5 million if the surviving entity achieves certain financial and other performance targets. In addition, drugstore.com expects to incur approximately $1.9 million of transaction- and integration-related costs in connection with the acquisition in the first quarter of 2010.

The foregoing description of the merger agreement is qualified in its entirety by reference to the full text of such agreement, attached hereto as Exhibit 2.1 and incorporated herein by reference.

James O. Steeb, CEO of Salu, was the beneficial owner of approximately 7.7 percent of Salu’s capital stock (on a fully-diluted basis).

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

drugstore.com financed a portion of the cash payable at the closing of the merger described in Item 2.01 and thereafter borrowed $10 million under its revolving two-year line of credit pursuant to its March 2009 loan and security agreement with its existing bank. This amount will accrue interest at the higher of prime rate plus 0.50% (3.75% at February 19, 2010), or 4.50%. The loan and security agreement contains certain covenants that are customary in transactions of this nature, including a prohibition on other debt and liens, requirements regarding the payment of taxes, and certain restrictions on mergers and acquisitions, investments, and transactions with our affiliates, as well as certain financial covenants related to our cash and cash equivalents and our free cash flow, with which it was in compliance as of January 31, 2010, the date of its last assessment under the terms of loan and security agreement. The agreement identifies certain events of default that are customary for transactions of this nature and subject to materiality provisions and grace periods where appropriate, including failure to pay any principal or interest under this facility or other instruments when due, the occurrence of a material adverse change, violations of any covenants, a material cross-default to its other debt, or a change of control. As of February 19, 2010, none of these events had occurred.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth in Item 2.01 above is incorporated by reference into this Item 3.02. On February 10, 2010, the Commissioner of Corporations of the State of California granted drugstore.com a fairness permit pursuant to Sections 25121 and 25142 of the California Corporate Securities Law of 1968. After receiving such permit, drugstore.com now relies on an exemption from registration provided by Section 3(a)(10) of the Securities Act of 1933, as amended, for the issuance of the drugstore.com common stock in the transaction.

Item 7.01	Regulation FD Disclosure.

On February 22, 2010, drugstore.com, inc. issued a press release announcing the completion of the acquisition. A copy of that press release is attached to this report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

Financial statements of Salu, Inc. will be filed by amendment to this Current Report on Form 8-K as soon as practicable, but in no event later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

Pro forma financial information reflecting the effect of the merger will be filed by amendment to this Current Report on Form 8-K as soon as practicable, but in no event later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d) Exhibits

2.1	Agreement and Plan of Merger, dated December 27, 2009, by and among drugstore.com, inc., Salu, Inc., and certain other parties. (Certain schedules referenced in the Agreement and Plan of Merger have been omitted in accordance with Item 601(b)(2) of Regulation S–K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.)

99.1	Press release dated February 22, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRUGSTORE.COM, INC. (Registrant)

By:	/s/ ROBERT POTTER
Robert Potter Vice President, Chief Accounting Officer

Date: February 22, 2010